EXHIBIT 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS
(NYSE: UFS) (TSX: UFS)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR CORPORATION TO REPURCHASE SHARES OF COMMON STOCK THROUGH AN ACCELERATED SHARE REPURCHASE AGREEMENT

(All financial information is in U.S. dollars unless otherwise noted.)

Montreal, May 12, 2011 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that it entered into an accelerated share repurchase (“ASR”) agreement with a third party. Under the ASR agreement, the Company is repurchasing $150 million of its common stock with available cash on hand. This ASR agreement was entered into pursuant to the Company’s $600 million share repurchase program announced on May 4, 2011.

Under the ASR agreement, the Company will pay $150 million to the third party in exchange for an initial delivery of 1,294,840 shares. The final number of shares to be repurchased under the ASR agreement will generally be based upon a discount to the daily volume-weighted average prices of the Company’s common stock during the valuation period of the ASR, which can vary from 1 to 3 months. The resulting adjustment may affect the total amount expended by the Company or the aggregate number of shares it repurchases.

About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates ArivaTM, an extensive network of strategically located paper distribution facilities. The Company employs approximately 8,500 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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